UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 22, 2012

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324
(State or other jurisdiction of incorporation or	(IRS Employer Identification No.)
organization)

821 17th Street
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 312-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2012 CoBiz Financial Inc. (“CoBiz” or the “Company”) terminated the Supplemental Executive Retirement Plan (the “SERP”).  The SERP was established in 2004 to provide retirement benefits to certain executive officers.  At that time, it was specifically established to provide retirement benefits to be market competitive, and to restore and supplement benefits available under the 401(k) plan.  The SERP was unsecured and there were no plan assets.

The Company’s Compensation Committee conducted a review of the SERP as part of its ongoing assessment of overall compensation and determined that the SERP is no longer aligned with the Company’s objectives.  The SERP was initiated at a time when the executive officers did not have a structured incentive bonus plan in place, which is no longer the case.  In addition, the Committee decided that the SERP does not promote a direct link between executive compensation and the performance of the Company.  Finally, SERP benefits when combined with potential incentive plan payments exceed the overall compensation levels desired by the Compensation Committee.  Due to these factors, the Company terminated the SERP and no additional benefits will accrue to the participants.  The present value of the accumulated benefit in the SERP at December 31, 2011 for the Company’s Named Executive Officers (Chief Executive Officer, Chief Financial Officer, and the three officers having the highest total compensation for executive officers) will be disclosed in the Company’s 2012 Proxy Statement.  In addition to the Named Executive Officers, there is only one additional active employee in the SERP.  With the termination of the Plan, the benefits previously accrued will be distributed to the participants in accordance with the plan provisions, IRS code section 409A and the Pension Benefit Guaranty Corporation requirements.

Item 9.01. Financial Statements and Exhibits

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Not applicable

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Financial Inc.
(Registrant)
Date:	March 27, 2012
\s\ Lyne Andrich
Lyne Andrich
EVP & CFO